SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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                           MAXXAM INC.
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        (Name of Registrant as Specified in Its Charter)

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          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
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           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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Committee of Concerned Maxxam Shareholders
6008 College Avenue, Suite 10
Oakland, CA   94618
                           Contact: Scott Adams
FOR IMMEDIATE RELEASE      510-658-0702 (tel)/ 510-658-0732 (fax)

INSTITUTIONAL SHAREHOLDER SERVICES SUPPORTS COMMITTEE OF
CONCERNED MAXXAM SHAREHOLDERS IN PROXY FIGHT AGAINST MAXXAM
MANAGEMENT

Oakland, CA / May 14, 1999 / The Committee of Concerned Maxxam Shareholders announced today that Institutional Shareholder Services (ISS), the institutional shareholder advisory firm, has recommended that its clients vote in favor of the Committee's proposals and against the recommendations of management of Maxxam, Inc. (AMEX: MXM). The Committee has nominated former U.S. Senator Howard Metzenbaum and former federal Judge Abner Mikva to the board of directors of Maxxam, and has urged shareholders to vote for shareholder proposals recommending that Maxxam institute cumulative voting procedures for directors and that the directors chosen by holders of common and preferred stock, voting together, be elected each year. (ISS report by Stephen A. Sears (May 13, 1999): consent of author and publication not obtained).

According to ISS, "The overriding issues of this contest are the company's total return to shareholders, its governance profile, and the board's responsibility for both those issues. There is no dispute that the company's performance has been poor for many years relative to its peers."

ISS expressed its view that the Committee had made a "strong case" regarding Maxxam's troubles. "Maxxam is the controlling shareholder in a company (Kaiser) that is highly leveraged and that also has an unstable workforce. The company's next largest asset, Palco [Pacific Lumber Company], stands on the brink of losing its ability to conduct business in California (except through third parties) due to management's inability to ensure the laws and regulations governing the pursuit of logging and lumber production in that state are followed." The report adds:
"The incumbent board has little to offer, other than the Headwaters agreement, in terms of historical evidence of its ability to create value."

Regarding the independent nominees for director, "ISS believes that Sen. Metzenbaum and Judge Mikva will bring the same sense of fairness and vigorous effort that they brought in their previous capacities as a senator, congressman, and judge to Maxxam's shareholders." ISS concluded that the addition of Messrs. Metzenbaum and Mikva "represents the best chance of improving company performance and concern for shareholders' interest."

Maxxam's annual meeting of shareholders is scheduled for 8:30 a.m. (local time) on Wednesday, May 19, 1999, at Waterwood
National Resort and Conference Center in Huntsville, Texas.

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1,002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard M. Metzenbaum, who does not own any Maxxam common stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. These participants (excluding As You Sow Foundation) constitute the members of The Committee of Concerned Maxxam Shareholders and the two nominees for director.

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